Exhibit 99.1

FOR IMMEDIATE RELEASE	October 31, 2005

Contacts: Merrill J. Forgotson, President/CEO or James P. Jakubek, EVP (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. REPORTS RESULTS OF OPERATIONS

FOR Q3 2005

Stamford, CT, October 31, 2005 – Merrill J. Forgotson, President and Chief Executive Officer of Cornerstone Bancorp, Inc. (the “Bancorp”), today reported consolidated net earnings for the Bancorp and its subsidiary, Cornerstone Bank (the “Bank”), for the third quarter of 2005.

On April 13, 2005 Cornerstone Bancorp announced it had signed a definitive agreement with NewAlliance Bancshares, Inc. (NYSE: NAL), pursuant to which NewAlliance will acquire all the outstanding shares of Cornerstone Bancorp, Inc. in a cash-and-stock transaction valued at approximately $48.7 million. All required regulatory and shareholder approvals have been received and the transaction is expected to be completed in early January.

The total assets of Cornerstone Bancorp, Inc. increased to $220,943,000 on September 30, 2005 compared to $211,802,000 on December 31, 2004, an increase of 4%. Loans, including loans held for sale, increased to $133,031,000 on September 30, 2005 compared to $132,611,000 on December 31, 2004. Total deposits increased to $186,061,000 on September 30, 2005 from $177,127,000 on December 31, 2004, an increase of 5%. Book Value per common share increased to $18.68 on September 30, 2005 from $17.96 on December 31, 2004, an increase of 4%. Cornerstone Bancorp had 1,348,671 shares of common stock, net of treasury stock, outstanding as of September 30, 2005.

While the Bancorp’s net interest income for the nine months ending September 30, 2005 amounted to $7,244,000 as compared with $6,449,000 for the nine months ending September 30, 2004, net income for the same period was $1,078,000, compared to net income of $2,013,000 for the comparable nine-month period of 2004. This represented $0.82 earnings per diluted share compared to $1.50 earnings per diluted share for the same period of 2004. The differences in net income and earnings per share for these nine month periods are reflective of significant non-recurring income components in 2004 (1) and merger-related expenses including legal, accounting and investment banking fees in 2005.

On September 16, 2005, the Board of Directors declared a quarterly cash dividend of $0.1125 per share. The cash dividend was paid on October 17, 2005 to stockholders of record as of the close of business on September 30, 2005.

In Connecticut, Cornerstone Bancorp, through its subsidiary Cornerstone Bank, operates from three full-service locations in Stamford, one full-service location in Greenwich, Norwalk and Westport. The Bancorp also operates one business development office in Norwalk and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

Nine Months Ended September 30,	2005	2004
Total Interest Income	$9,168,000	$8,232,000
Net Interest Income	7,244,000	6,449,000
Provision for Loan Losses	137,000	(529,000)
Income Before Taxes	1,909,000	3,008,000
Income Tax Expense	831,000	995,000
Net Income	1,078,000	2,013,000

Basic Earnings Per Share	0.86	1.66
Diluted Earnings Per Share	0.82	1.50

(1)	The first quarter 2004 earnings include income of approximately $424,000 from the recovery of principal, interest and late charges on loans to a single borrower that had been charged off in 2000. The recovery created a credit in the provision for loan losses for the quarter, which also included the recapture of provisions for classified loans that were paid off. In addition, non-taxable proceeds from a key man life insurance policy were received and recorded in the first quarter of 2004. The insurance proceeds, net of related increases in benefit accruals, resulted in income of approximately $342,000. The estimated after-tax effect of these two items was approximately $0.62 on a basic per share basis and $0.59 per share on a diluted basis for the first quarter of 2004.

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes;

the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms.

The forward-looking statements contained in this report speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.